23(d)(1)(d)(i)	Investment Advisory Agreement (Amendment) — Transamerica Focus dated 11-6-09

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TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT is made as of November 6, 2009 to the Management and Investment Advisory Agreement dated as of March 1, 1999, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. on behalf of Transamerica Marsico Growth and Transamerica Legg Mason Partners All Cap (each, a “Fund”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	Fund Name Change. Any references to Transamerica Legg Mason Partners All Cap are revised to mean Transamerica Focus, in response to the restructuring of the Fund, effective November 6, 2009.

2.	Fund Deleted. Any references to Transamerica Marsico Growth are hereby deleted, in accordance with the liquidation of the Fund effective September 25, 2009.
In all other respects, the Management and Investment Advisory Agreement dated as of March 1, 1999, as amended, is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of November 6, 2009.

TRANSAMERICA FUNDS

By: /s/ Christopher A. Staples
Name: Christopher A. Staples
Title: Vice President
Date: November 6, 2009

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Dennis P. Gallagher
Name: Dennis P. Gallagher
Title: Senior Vice President, General Counsel and Secretary
Date: November 6, 2009

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